Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Mel Stephens
(248) 447-1624
Lear Withdraws 2008 Financial Guidance
     SOUTHFIELD, Mich., December 12, 2008 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating systems, electrical distribution systems and electronics products, today announced it is withdrawing its full-year 2008 financial guidance as a result of further weakness in global automotive demand and overall industry uncertainty.
     “The weakness we are seeing in global automotive production, as well as the very fluid industry environment is unprecedented. In response, we have been aggressively attacking our cost structure and pro-actively managing our liquidity position,” said Bob Rossiter, Lear’s chairman, chief executive officer and president.
     Lear will hold a conference call to review the company’s fourth-quarter and full-year 2008 financial results and related matters on Thursday, January 29, 2009 at 9:00 a.m. ET. To participate in the conference call, dial 1-800-789-4751, for domestic calls and 1-973-200-3975 for International calls. An audio replay will be available two hours following the call at: 1-800-642-1687 for domestic calls and 1-706-645-9291 for international calls. The audio replay will be available until February 12, 2009. (Conference I.D. 75075891). You may also listen to the live audio webcast of the call, in listen-only mode, on the corporate website at http://www.lear.com.
     Lear Corporation is one of the world’s leading suppliers of automotive seating systems, electrical distribution systems and electronics products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 91,000 employees at 215 facilities in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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